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                                                                      Exhibit 12
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                                              Three months ended    Year ended
                                                 September 30,      December 31,
                                                     2002               2001
                                              ------------------    ------------

Income from continuing operations                   11,643             47,356
Add back:
Fixed charges                                        7,104             27,071
Deduct:
Capitalized interest                                   (36)                 0
Earnings available for fixed
  charges and preferred dividends                   18,711             74,427
Fixed charges
Interest expense                                     7,104             27,071
Capitalized interest                                   (36)                 0
Total fixed charges                                  7,068             27,071
Preferred dividends                                      0                  0
Total fixed charges                                  7,068             27,071
Ratio of earnings to fixed
  charges and preferred dividends                     2.64               2.75

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